Exhibit 4.4

DATED MAY 7, 2025

ISSUER

FISERV FUNDING UNLIMITED COMPANY

PAYING AGENT

U.S. BANK EUROPE DAC

SECURITY REGISTRAR

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

- AND -

TRUSTEE

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

AGENCY AGREEMENT

relating to Notes issued pursuant to a registration statement including a base prospectus dated April 24, 2025

as supplemented by a prospectus supplement dated April 29, 2025

CONTENTS

CLAUSE		PAGE

1.	INTERPRETATION	1

2.	AGREEMENTS OF THE SECURITY REGISTRAR	2

3.	APPOINTMENT OF PAYING AGENT	2

4.	PAYMENT	2

5.	REPAYMENT	3

6.	REDEMPTION; NOTICE OF WITHHOLDING OR DEDUCTION	4

7.	RECORDS	4

8.	FEES AND EXPENSES	5

9.	INDEMNITY	5

10.	CONDITIONS OF APPOINTMENT	5

11.	CHANGES IN PAYING AGENT AND SPECIFIED OFFICES	8

12.	NOTICES	9

13.	COMMUNICATIONS	9

14.	AMENDMENTS	10

15.	TAXES	10

16.	REGULATORY MATTERS	10

17.	GOVERNING LAW AND JURISDICTION	12

18.	COUNTERPARTS	12

APPENDIX 1		2

APPENDIX 2		3

APPENDIX 3		4

APPENDIX 4		5

ii

THIS AGREEMENT is made on MAY 7, 2025

BETWEEN:

(1)

FISERV FUNDING UNLIMITED COMPANY, a private unlimited company with share capital incorporated under the laws of Ireland, with company number 786181 and having its registered office at 10 Hanover Quay, Dublin, D02 K510, Ireland (the “Issuer”);

(2)

U.S. BANK EUROPE DAC, a designated activity company with company number 418442 and having its registered office at Block F1, Cherrywood Business Park, Cherrywood, Dublin 18, Ireland, D18 W2X7 as Paying Agent (the “Paying Agent” which expression shall include any successor paying agent appointed in accordance with this Agreement);

(3)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its corporate trust office at 1555 N RiverCenter Drive, Suite 203, Milwaukee, WI 53212, United States of America, as Security Registrar (the “Security Registrar” which expression shall include any successor registrar appointed in accordance with the Base Indenture and the Supplemental Indentures (each as defined below)); and

(4)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its corporate trust office at 1555 N RiverCenter Drive, Suite 203, Milwaukee, WI 53212, United States of America, as Trustee (the “Trustee” which expression shall include any successor trustee appointed in accordance with the Base Indenture and the Supplemental Indentures (each as defined below)).

WHEREAS:

(A)

The Issuer has agreed to issue 2.875% Senior Notes due 2028 (the “2028 Notes”), 3.500% Senior Notes due 2032 (the “2032 Notes”) and 4.000% Senior Notes due 2036 (the “2036 Notes,” and, together with the 2028 Notes and the 2032 Notes, collectively, the “Notes”).

(B)

The Notes are to be constituted by an indenture dated April 24, 2025 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 7, 2025, the Second Supplemental Indenture, dated as of May 7, 2025 and the Third Supplemental Indenture, dated as of May 7, 2025 (collectively, the “Supplemental Indentures”).

(C)	The Issuer hereby appoints the Paying Agent in accordance with the terms of this Agreement, the Base Indenture and the Supplemental Indentures.

IT IS AGREED:

1.	INTERPRETATION

1.1	Unless the context otherwise requires:

1.2	Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings given to them in the Base Indenture or the applicable Supplemental Indenture, as applicable.

1.3

References in this Agreement to the payment of principal or interest in respect of any Note shall be deemed to include any Additional Amounts which may become payable in respect thereof pursuant to the Notes, the Base Indenture, and the applicable Supplemental Indenture.

1.4

All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Base Indenture, the Supplemental Indentures and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented or novated from time to time.

1.5

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

1.6

This Agreement shall be read together with and interpreted in light of the Base Indenture and the Supplemental Indentures. In the event of any conflict or inconsistency between the Base Indenture or the Supplemental Indentures and this Agreement, the applicable provisions of the Base Indenture or the applicable Supplemental Indenture, as applicable, shall govern.

2.	AGREEMENTS OF THE SECURITY REGISTRAR

2.1

On the date of this Agreement, the Security Registrar shall provide to the Paying Agent a complete and correct copy of each Security Register in respect of the Holders of Notes and the outstanding principal amount of Notes held by each Holder of Notes.

2.2

The Security Registrar shall from time to time provide to the Paying Agent a complete and correct copy of each Security Register maintained by it as soon as reasonably practicable following any transfer or exchange of any Notes, and promptly on request therefor by the Paying Agent.

2.3	The Paying Agent shall be entitled to treat as conclusive the most recent copy of each Security Register provided to it by the Security Registrar in accordance with this Agreement.

3.	APPOINTMENT OF PAYING AGENT

3.1

The Issuer hereby appoints the Paying Agent, and the Paying Agent hereby agrees, to act at its specified office as paying agent in relation to the Notes in accordance with the provisions of, and upon the terms and subject to the conditions contained in this Agreement, the Base Indenture and the Supplemental Indentures.

3.2	The Paying Agent is appointed hereunder for the purposes of:

(a)

paying sums due on the Notes referred to in Article II of the First Supplemental Indenture, with respect to the 2028 Notes, Article II of the Second Supplemental Indenture, with respect to the 2032 Notes and Article II of the Third Supplemental Indenture, with respect to the 2036 Notes.

(b)	otherwise fulfilling its duties and obligations as set out in this Agreement, the Base Indenture and the Supplemental Indentures.

4.	PAYMENT

Subject always to the Base Indenture and the Supplemental Indentures and, in particular, any restrictions on the Issuer following delivery of a notice of an Event of Default:

(a)

The Issuer shall, not later than 11:00 am (London time) on each due date for the payment of principal and/or interest and/or other amounts referred to in Article II of the First Supplemental Indenture, with respect to the 2028 Notes, Article II of the Second Supplemental Indenture, with respect to the 2032 Notes and Article II of the Third Supplemental Indenture, with respect to the 2036 Notes, pay to the applicable account specified by the Paying Agent such amount as is sufficient (together with any funds then held by the Paying Agent and available for the purpose) to pay all principal and interest and/or other amounts referred to in Article II of the First Supplemental Indenture, with respect to the 2028 Notes, Article II of the Second Supplemental Indenture, with respect to the 2032 Notes and Article II of the Third Supplemental Indenture, with respect to the 2036 Notes, due in respect of such Notes on such date in immediately available funds; provided that if any such date is not a Business Day such payment shall be made on the next succeeding date which is a Business Day. As used in this Agreement, “Business Day” shall have the meaning as set forth in the applicable Supplemental Indenture.

(b)

The Issuer hereby authorises and directs the Paying Agent to make from funds so paid to the Paying Agent payment of all amounts due on the Notes in accordance with the terms of the Notes, the Base Indenture, the applicable Supplemental Indenture and the provisions of this Agreement. If any payment provided for in clause 4(a) is made late but otherwise in accordance with the provisions of this Agreement, the Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by the Paying Agent of such payment.

(c)

The Paying Agent shall forthwith notify the Issuer and the Trustee if: (a) it has not, on the date on which any payment is due to be made to the Paying Agent pursuant to clause 4(a), received the full amount payable in respect thereof on such date and (b) it receives unconditionally such full amount, together with accrued interest (if any), after that date. Unless and until the full amount of any such principal or interest payment due to be made to the Paying Agent pursuant to clause 4(a) has been received by it, the Paying Agent will not be bound to make any payments in accordance with clause 4(b).

(d)

Without prejudice to clause 4(c), if the Paying Agent pays out on or after the due date therefor to persons entitled thereto any amounts in accordance with clause 4(b) on the reasonable belief that the corresponding payment due from the Issuer in accordance with clause 4(a) has been or will be made, the Issuer shall, promptly after written demand, reimburse the Paying Agent for the relevant amount, and pay interest to the Paying Agent on such amount from (and including) the date on which it is paid out to (but excluding) the date of reimbursement at the rate per annum equal to the reasonable cost to the Paying Agent of funding the amount paid out, as certified by the Paying Agent and expressed as a rate per annum.

(e)

Payment of only part of the amount payable in respect of a Note may only be made at the discretion of the relevant Holder(s) (except as the result of a withholding or deduction for or on account of any taxes permitted by the Base Indenture or the applicable Supplemental Indenture). If at any time a Paying Agent makes a partial payment in respect of any Note presented to it, it shall inform the Security Registrar of the same such that the Security Registrar may record the same on the applicable Security Register.

5.	REPAYMENT

Any sums paid by, or by arrangement with, the Issuer to the Paying Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer unless and until the Notes in respect of which such sums were paid shall have been purchased by the Issuer or any other Subsidiary of the Issuer and cancelled, but in any of these events the Paying Agent shall (provided that all other amounts due under this Agreement shall have been duly paid) upon written request by the Issuer forthwith repay to the Issuer sums equivalent to the amounts which would otherwise have been payable on the relevant Notes. Notwithstanding the foregoing, the Paying Agent shall not be obliged to make any repayment to the Issuer so long as any amounts which under this Agreement should have been paid to or to the order of the Paying Agent by the Issuer shall remain unpaid. The Paying Agent shall not, however, be otherwise required or entitled to repay any sums properly received by it under this Agreement.

6.	REDEMPTION; NOTICE OF WITHHOLDING OR DEDUCTION

6.1

The Issuer shall provide to the Paying Agent a copy of all notices of redemption that it delivers to Holders of the Notes under the applicable Supplemental Indenture. Each such notice shall include the date(s) on which the applicable redemption is to be made, the Redemption Price or the manner of calculating the Redemption Price (in which case no Redemption Price need be specified) and the other information required by the applicable Supplemental Indenture.

6.2	If:

(a)	the Issuer, in respect of any payment; or

(b)	the Paying Agent, in respect of any payment of principal of or any premium or interest on the Notes,

is required to withhold or deduct any amount for or on account of Tax,

(c)

the Issuer shall give notice thereof to the Paying Agent and the Trustee reasonably promptly after it becomes aware of such requirement and shall give to the Paying Agent such information as the Paying Agent reasonably requires to enable it to make such deduction or withholding; and

(d)

except where such requirement arises as a result of redemption of the Notes in accordance with the applicable Supplemental Indenture or by virtue of the relevant Holder failing to satisfy any certification or other requirement in respect of its Notes, the Paying Agent shall give prompt notice thereof to the Issuer and the Trustee as soon as reasonably practicable after it becomes aware of the requirement to withhold or deduct.

7.	RECORDS

7.1	The Paying Agent shall:

(a)	keep a full and complete record of all payments made by it in respect of the Notes; and

(b)	make such records available at all reasonable times to the Issuer and any persons authorised by it, and the Trustee, for inspection and for the taking of copies thereof.

7.2

In the event that the Issuer determines in its sole discretion that withholding will be required by applicable law in connection with any payment due to the Paying Agent on the Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such withholding; provided that any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Agreement, the Base Indenture, the applicable Supplemental Indenture and any applicable law. The Issuer will promptly notify the Paying Agent and the Trustee of any such redirection or reorganization.

8.	FEES AND EXPENSES

8.1

The Issuer will pay to the Paying Agent such fees and expenses in respect of the Paying Agent’s services under this Agreement as agreed to in the fee letter dated May 2, 2025 (the “Fee Letter”) from the Paying Agent to, and countersigned by, the Issuer; provided, however, that to the extent any of the provisions of this Agreement conflict with the Fee Letter, the terms of this Agreement shall prevail.

8.2

The Issuer will also pay within 60 days after receipt of such invoices and receipts as it may reasonably require, all reasonable and documented out-of-pocket expenses (including necessary advertising, facsimile and telex transmission, postage and insurance expenses and the reasonable and documented fees and expenses of legal advisers) properly incurred by the Paying Agent directly in connection with the services under this Agreement, together with any applicable value added tax or similar tax properly chargeable thereon. Payment by the Issuer to the Paying Agent of such reasonable and documented out-of-pocket expenses shall be a good discharge of the obligations of the Issuer in respect thereof. Where the advice of legal counsel is sought by the Paying Agent, the Paying Agent will notify the Issuer and agree to the fees of any such counsel in advance where it is practical and permissible to do so.

9.	INDEMNITY

9.1

The Issuer undertakes to indemnify and hold harmless, the Paying Agent and each of its directors, officers, employees or agents (each an “Indemnified Party”) against any losses, liabilities, properly incurred and documented costs, reasonable fees and expenses, claims (whether against the Issuer or any third party), actions, damages or demands (including, but not limited to, all properly incurred and documented costs, charges and reasonable expenses paid or incurred in disputing or defending the foregoing and the properly incurred and documented fees and reasonable expenses of one firm of legal counsel and one local counsel in each applicable jurisdiction, if required) which such Indemnified Party incurs or which have been made against it, as a result of or in connection with the appointment or the exercise of or performance of its powers and duties under this Agreement, except such as may result from its own gross negligence, wilful misconduct or fraud or that of its directors, officers, employees or agents. An Indemnified Party shall give the Issuer prompt written notice of the filing of any third party claim against such Indemnified Party or of notice to the Issuer of the commencement of any third party claim, cause of action, litigation, proceeding, action or investigation covered by the Indemnity, but the failure to so notify will not relieve the Issuer of any liabilities it may have to such Indemnified Party, except to the extent that the Issuer has been prejudiced by the Indemnified Party’s failure to give such notice. Each Indemnified Party may, with the prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed), settle or resolve any claim, cause of action, litigation or proceeding and the Issuer shall pay any settlement amount; provided that, no Indemnified Party may settle a claim in a manner that would require anything other than the payment of money by the Issuer.

9.2	The indemnity contained in clause 9.1 above shall survive the termination and expiry of this Agreement.

10.	CONDITIONS OF APPOINTMENT

10.1

The Paying Agent shall (a) hold all sums received from the Issuer in accordance with this Agreement, the Base Indenture and the Supplemental Indentures for payment of principal or any premium or interest on the Notes in trust for the benefit of the Trustee until such sums shall be paid to it or otherwise disposed of as provided in this Agreement, the Base Indenture and the applicable Supplemental Indenture; provided that the Paying Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuer; (b) give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment of principal of or premium or interest on the Notes; and (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held by it in trust for payment in respect of the Notes.

10.2	No monies held by the Paying Agent need be segregated except to the extent required by law.

10.3

In acting under this Agreement and in connection with the Notes, the Paying Agent shall act solely as agent of the Issuer and, save solely in respect of its obligations under clause 10.1 hereof, shall not have any obligations towards or relationship of agency or trust with any of the Holders of the Notes or the Trustee.

10.4

The Paying Agent shall be obliged to perform such duties and only such duties as are specifically set out in this Agreement. No implied duties or obligations shall be read into such document. The Paying Agent shall not be obliged to perform any duties additional to or different from such duties resulting from any modification or supplement after the date hereof to any relevant documents (including, without limitation, the Base Indenture or any Supplemental Indenture), unless it shall have previously agreed or subsequently agrees to perform such duties. The Paying Agent shall not be under any obligation to take any action hereunder which such party reasonably expects, and has thus notified the Issuer in writing, will result in any expense or liability of such Paying Agent, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it.

10.5

Except as ordered by a court of competent jurisdiction or as required by law, the Paying Agent shall be entitled to treat the Holder of any Note (as evidenced by the applicable Security Register) as the absolute owner thereof for all purposes (whether or not it is overdue and notwithstanding any notice to the contrary or any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and shall not be required to obtain any proof thereof or as to the identity of the bearer or Holder.

10.6

The Paying Agent may consult with any qualified legal or other professional advisers (who may be an employee of or legal adviser to the Issuer) selected by it, at the reasonable cost of the Issuer, and the reasonable opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in accordance with the written opinion of such advisers.

10.7

The Paying Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in reliance upon any written instruction, request or order signed in the name of the Issuer by its Chairman of the Board, any of its Directors, its Chief Executive Officer, its President or a Vice President, its Chief Financial Officer, its Treasurer or any Assistant Treasurer, its Secretary or any Assistant Secretary (each such officer of the Issuer, an “Authorized Officer”), and delivered to the Paying Agent, or upon any Note, notice, resolution, written direction, consent, certificate, affidavit, statement, e-mail, facsimile transmission or other document or information from any electronic or other source, evidenced in writing and reasonably believed by it to be genuine and to have been signed or otherwise given or disseminated by an Authorized Officer in the manner required, even if it is subsequently found not to be genuine or to be incorrect.

10.8

The Paying Agent, whether acting for itself or in any other capacity, will not be precluded from becoming the owner of, or acquiring any interest in, holding or disposing of any Note or any shares or other securities of the Issuer or any of its Subsidiaries, holding or associated companies (each a “Connected Company”), with the same rights as it would have had if it were not acting as Paying Agent or from entering into or being interested in any contracts or transactions with any Connected Company or from acting on, or as depositary, trustee or agent for, any committee or body of holders of any securities of any Connected Company and will not be liable to account for any profit.

10.9

The Paying Agent shall not be required to make any payments to any Holder of a Note if under any laws or regulations affecting the Paying Agent, such payment is not permitted. In the event of any such laws or regulations affecting the Paying Agent coming to the attention of the Paying Agent it shall forthwith notify the Issuer and the Trustee.

10.10

The Issuer shall do or cause to be done all such acts, matters and things and shall make available all such documents as shall be reasonably necessary to enable the Paying Agent to fully comply with and carry out its respective duties and obligations hereunder.

10.11

In no event shall the Paying Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”), have any liability for damages of any kind, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, wilful misconduct or fraud of the Paying Agent or its Agent Parties. In no event shall the Paying Agent or any Agent Parties on the one hand, or the Issuer or any of its affiliates or any of their respective officers, directors, employees, agent, advisors or representatives (collectively, “Issuer Parties”), on the other hand, have any liability for punitive, indirect, special, incidental or consequential damages or losses (whether in tort, contract or otherwise) and regardless of whether the Paying Agent or Agent Party or Issuer or Issuer Party, as the case may be, has been notified of the likelihood of such damages.

10.12

Notwithstanding anything contained in this Agreement to the contrary, the Paying Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any event or circumstance beyond its reasonable control including, without limitation, (a) any governmental activity (whether de jure or de facto), act of governmental authority (whether lawful or unlawful), compliance with any governmental or regulatory order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure, requisition, nationalization or the imposition of currency or currency control restrictions; (b) any failure of or the effect of rules or operations of any funds transfer, settlement or clearing system, interruption, loss or malfunction of utilities, communications or computer services or the payment or repayment of any cash or sums arising from the application of any law or regulation in effect now or in the future, or from the occurrence of any event in the country in which such cash is held which may affect, limit, prohibit or prevent the transferability, convertibility, availability, payment or repayment of any cash or sums until such time as such law, regulation or event shall no longer affect, limit, prohibit or prevent such transferability, convertibility, availability, payment or repayment (and in no event, other than as provided in the Notes, shall the Paying Agent be obliged to substitute another currency for a currency whose transferability, convertibility or availability has been affected, limited, prohibited or prevented by such law, regulation or event or be obliged to pay any penalty interest); (c) any strike or work stoppage, go slow, occupation of premises, other industrial action or dispute or any breach of contract by any essential personnel; (d) any equipment or transmission failure or failure of applicable banking or financial systems; (e) any war, armed conflict including but not limited to hostile attack, hostilities, or acts of a foreign enemy; (f) any riot, insurrection, civil commotion or disorder, mob violence or act of civil disobedience; (g) any act of terrorism or sabotage; (h) any explosion, fire, destruction of machines, equipment or any kind of installation, prolonged breakdown of transport, radioactive contamination, nuclear fusion or fission or electric current; (i) any epidemic, natural disaster (such as but not limited to violent storm, hurricane, blizzard, earthquake, landslide, tidal wave, flood, damage or destruction by lightning, or drought); or (j) any other act of God.

10.13

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of the Base Indenture, the Supplemental Indentures or for any other purpose, direct the Paying Agent to pay to the Trustee any or all sums held in trust by the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such money. Any money deposited with the Paying Agent in trust for the payment of the principal of or any premium or interest on the Notes remaining unclaimed for a period ending on the earlier of the date that is ten Business Days prior to the date such money would escheat to the state or two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Issuer on the Issuer’s request and all liability of the Paying Agent with respect to such trust money shall thereupon cease.

11.	CHANGES IN PAYING AGENT AND SPECIFIED OFFICES

11.1	The Issuer may at any time terminate the appointment of the Paying Agent and appoint additional or other paying agents.

Any

termination shall be made by giving to the Paying Agent not less than 30 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payment in respect of Notes.

11.2

The Paying Agent may resign its appointment hereunder at any time by giving to the Issuer not less than 30 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payments in respect of any Notes.

11.3

Notwithstanding clauses 11.1 and 11.2 no such termination of the appointment of, or resignation by, the Paying Agent shall take effect until a successor has been appointed on terms approved by the Issuer or the Issuer has otherwise approved such resignation without a successor being appointed.

11.4

Notwithstanding any other provisions of clause 11.1, the appointment of the Paying Agent shall forthwith terminate if at any time such Paying Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of it or of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for its winding up or dissolution, or if a receiver, administrator or other similar official of it or of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of such Paying Agent or its property or affairs for the purpose of rehabilitation, conservation, administration or liquidation or there occurs any analogous event under any applicable law.

11.5

On the date on which any such termination or resignation takes effect, the Paying Agent shall (a) pay to or to the order of its successor (or, if none, the Issuer) any amounts held by it in respect of the Notes which have become due and payable but which have not been presented for payment; and (b) deliver to its successor (or, if none, the Issuer or as the Issuer may direct) all records maintained by it, pursuant hereto. Following such termination or resignation and pending such payment and delivery, the Paying Agent shall hold such amounts, records and documents in trust for and subject to the order of its successor or, as the case may be, the Issuer.

11.6

Any corporation into which the Paying Agent may be merged or converted or any corporation with which such Paying Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Paying Agent shall be a party, or any corporation, including affiliated corporations, to which the Paying Agent shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, be the successor Paying Agent under this Agreement without any further formality, and after such effective date all references in this Agreement to such Paying Agent shall be deemed to be references to such corporation. Notice of any such merger, conversion, consolidation or transfer shall forthwith be given by the Paying Agent to the Issuer and the Trustee. Except as provided in this clause 11.6, the Paying Agent may not assign any of its rights and obligations hereunder, and any purported assignment in violation of this provision shall be null and void.

11.7

The Paying Agent may change its specified office to another office in London at any time by giving to the Issuer and the Trustee not less than 60 days’ prior written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payments in respect of any Notes, and which notice shall specify the address of the new specified office and the date upon which such change is to take effect.

12.	NOTICES

12.1	If the Issuer arranges publication of any notice to the Holders of the Notes, it shall at or before the time of such publication, send copies of each notice so published to the Paying Agent.

12.2	The Paying Agent shall promptly forward any written notice received by it from any Holders of the Notes to the Issuer and the Trustee.

13.	COMMUNICATIONS

13.1

For the purposes of this clause, the address of each party at the date of this Agreement shall be the address set out below (including, where applicable, the details of the facsimile number, the person for whose attention the notice or communication is to be addressed and the email address), and each party may hereafter update its address by providing written notice thereof to each other party in accordance with the terms hereof:

the Issuer:

FISERV FUNDING UNLIMITED COMPANY

10 Hanover Quay Dublin 2 Ireland D02 K510 as may be amended from time to time in accordance with this Agreement.	c/o Fiserv, Inc. 600 N. Vel R. Phillips Avenue, Milwaukee, WI 53203 Attention: Katie Manno Email: corplaw@fiserv.com the Paying Agent:

U.S. BANK EUROPE DAC

Block F1, Cherrywood Business Park	Attention: Relationship Management Group
Cherrywood, Dublin 18, Ireland D18 W2X7	Email: CDRM@usbank.com

as may be amended from time to time in accordance with this Agreement.

the Trustee and Security Registrar:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

1555 N RiverCenter Drive, Suite 203

Milwaukee, WI 53212

United States of America

as may be amended from time to time in accordance with the Base Indenture and the Supplemental Indentures and notified by the Issuer to the Paying Agent.

Attention: Global Corporate Trust (Fiserv Debt Securities) Email: yvonne.siira@usbank.com

14.	AMENDMENTS

14.1	For the avoidance of doubt, this Agreement may be amended in writing by the parties hereto.

14.2

The Issuer shall provide to the Paying Agent a copy of any amendment to the Base Indenture or to any Supplemental Indenture as soon as reasonably practicable following such amendment taking effect; provided, however, that amendments or supplements to the Base Indenture or any Supplemental Indenture that do not relate to the duties of the Paying Agent hereunder need not be provided. Where reference is made in this Agreement to the Base Indenture or the Supplemental Indentures, such reference shall, for the purposes of the Paying Agent’s rights and obligations under this Agreement only, be deemed to refer to the most recent version of such document provided to the Paying Agent by the Issuer.

15.	TAXES

The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

16.	REGULATORY MATTERS

16.1	The Paying Agent is authorised and regulated by the Central Bank of Ireland.

16.2

In connection with the worldwide effort against the funding of terrorism and money laundering activities, the Paying Agent may be required under various national laws and regulations to which it is subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Paying Agent shall be entitled to ask for reasonable documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorisation documents from individuals claiming authority to represent the entity or other relevant documentation.

16.3

The parties to this Agreement acknowledge and agree that the obligations of the Paying Agent under this Agreement are limited by and subject to compliance by it with EU and US Federal anti-money laundering statutes and regulations. If the Paying Agent or any of its directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Agreement, by law or otherwise on the disclosure of information.

16.4

Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party arising under this Agreement or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

1.	a reduction in full or in part or cancellation of any such liability;

2.

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement; or

3.	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

For the purpose of this sub-clause 16.4 the following terms shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

“Write-Down and Conversion Powers” means,

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)

any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

17.2

Each of the Paying Agent, the Issuer, the Trustee and the Security Registrar irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, each of the Paying Agent, the Trustee, the Security Registrar and the Issuer irrevocably waives and agrees not to assert, by way of motion, as a defence or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

17.3

Each of the Paying Agent, the Trustee, the Security Registrar and the Issuer agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in clause 17.2 brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

17.4	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

AS WITNESS the hands of the parties or their duly authorised agents the day and year first above written.

SIGNATORIES

FISERV FUNDING UNLIMITED COMPANY

By:	/s/ Rajan Verma
Name: Rajan Verma
Title: Director

FISERV, INC.

By:	/s/ Robert W. Hau
Name: Robert W. Hau
Title: Chief Financial Officer

PAYING AGENT

By:	/s/ Ashley Kingham
Name: Ashley Kingham
Title: Vice President

SECURITY REGISTRAR

By:	/s/ Yvonne Siira
Name: Yvonne Siira
Title: Vice President

TRUSTEE

By:	/s/ Yvonne Siira
Name: Yvonne Siira
Title: Vice President

1

APPENDIX 1

Indenture

[Intentionally Omitted]

2

APPENDIX 2

First Supplemental Indenture

[Intentionally Omitted]

3

APPENDIX 3

Second Supplemental Indenture

[Intentionally Omitted]

4

APPENDIX 4

Third Supplemental Indenture

[Intentionally Omitted]

5